Exhibit 10.40

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE made as of this 29th day of November, 2006, by and between CambridgePark 125 Realty Corporation, a Delaware corporation (“Landlord”) and Advanced Magnetics, Inc., a Delaware corporation (“Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord and Tenant entered into a lease dated February 28, 2006, (the “Lease”), for approximately 8,230 square feet of Rentable Floor Area (the “Premises”) located on the sixth (6th) floor of the building known as 125 CambridgePark Drive, Cambridge, Massachusetts (the “Building”) as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant wish to expand the Premises and otherwise amend the Lease as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1.     All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Lease.

2.     Effective as of the Expansion Date (as defined below), Section 1.1 of the Lease is hereby amended by deleting the data which corresponds to the following subjects and replacing it with the data set forth below which follows such subject:

“MANAGING AGENT:	Jones Lang LaSalle Americas, Inc.”
“LANDLORD’S & MANAGING AGENT’S ADDRESS:	Jones Lang LaSalle Americas, Inc. 150 CambridgePark Drive Cambridge, MA 02140 Attn: Chief Financial Officer”
“LANDLORD’S REPRESENTATIVE:	John M. Kane”
“PREMISES:

The space located on the sixth (6th) floor of the Building as shown on Exhibit B (the “Original Premises”) and the space located on the second (2nd) floor of the Building as shown on Exhibit B-1 (the “Expansion Premises”).”

“RENTABLE FLOOR AREA OF THE PREMISES:

Approximately 8,230 square feet on the sixth (6th) floor of the Building and approximately 8,154 rentable square feet on the second (2nd) floor of the Building for a total of 16,384 rentable square feet.”

“LEASE TERM OR TERM:	Commencing on February 28, 2006 and continuing until February 28, 2009 (the “Original Term”), unless sooner terminated as provided herein or extended as provided herein.”

“ANNUAL RENT:

(a)  With respect to the Original Premises, $22.75 per square foot of Rentable Floor Area of the Premises, or $15,602.71 per calendar month, for the first year of the Term, plus the partial month at the beginning of the Term, if any; $23.75 per square foot of Rentable Floor Area of the Premises, or $16,288.54 per calendar month, for the next year of the Term; and $24.75 per square foot of Rentable Floor Area of the Premises, or $16,974.38 per calendar month, for the last year of the Original Term; plus (b) with respect to the Expansion Premises, $27.00 per square foot of Rentable Floor Area of the Expansion Premises, or $18,346.50 per calendar month for the first (1st) year following the Expansion Date; $28.00 per square foot of Rentable Floor Area of the Expansion Premises, or $19,026.00 per calendar month for the second (2nd) year following the Expansion Date; $29.00 per square foot of Rentable Floor Area of the Expansion Premises, or $19,705.50 per calendar month for the remainder of the Original Term; and (c) with respect to the entire Term, proportionally at such rate for any partial month and net of Tenant’s charges for electrical consumption in the Premises.”

“EXPANSION ALLOWANCE	$122,310.00”
“TENANT’S PROPORTIONATE SHARE:	8.91%”
“SECURITY DEPOSIT:	$33,949.21”
“TENANT’S PARKING ACCESS CARDS:

A total of 49 (the “Base Cards”), 16 of which are for spaces located in the lot behind the Building (the “Blue Lot”) and 33 of which are for spaces located in the lot behind 100 & 150 CambridgePark Drive (the “Red Lot”); together with 16 additional cards for spaces located in the Red Lot (the “Additional Cards”), at Tenant’s request, subject to availability, provided that Landlord shall have the right to terminate any or all of the Additional Cards upon thirty (30) days’ prior notice to Tenant. The Blue Lot and the Red Lot are located substantially as shown on the Site Plan attached as Exhibit A-1.

3.     Effective on November 20, 2006, (the “Effective Date”) the Premises shall be expanded to include the space on the second (2nd) floor of the Building shown on Exhibit B-1 attached hereto (the “Expansion Premises”) consisting of approximately 8,154 square feet of Rentable Floor Area. As of the Expansion Date, all references to the Premises shall be deemed to refer to the original premises described in the Lease (the “Original Premises”) together with the Expansion Premises, and Exhibit B-1 attached hereto shall be deemed to attached to the Lease as Exhibit B-1. Tenant acknowledges that Tenant has had an opportunity to inspect the Expansion Premises and that, except as set forth herein and in the Lease, the Expansion Premises, shall be delivered to and accepted by Tenant As Is, Where Is, with all faults and without representation, warranty or guaranty of any kind by Landlord to Tenant.

Notwithstanding any other provision hereof, Landlord shall make the improvements to the Expansion Premises, shown on the plan attached hereto as Exhibit C and shall provide paint, VCT tile and carpet; install a new refrigerator and dishwasher in the kitchen area; and repair water damaged areas along the window line (“Landlord’s Work”). All work shall be performed using Building standard materials and finishes. In connection therewith, Landlord shall provide an allowance equal to $122,310.00 (the “Allowance”). Tenant shall reimburse Landlord for the amount, if any, by which the out-of-pocket costs incurred by Landlord in connection with Landlord’s Work, including architectural and engineering fees and the cost of the work (the “Landlord’s Cost”) exceeds the Allowance, no later than ten (10) days after Landlord’s notice to Tenant setting forth such costs in reasonable detail. In the event that Landlord’s Cost is less than the Allowance, Landlord shall provide notice to Tenant setting forth the difference between Landlord’s Cost and the Allowance (the “Difference”), which Difference shall be available to reimburse Tenant for relocation costs incurred by Tenant, including information technology, moving and furniture costs (“Relocation Costs”). Tenant shall receive a credit from Landlord against rent next coming due for Relocation Costs incurred by Tenant in an amount not to exceed the Difference, if any, no later than ten (10) days after Tenant’s notice to Landlord setting forth such the Relocation Costs in reasonable detail.

4.     Provided that Tenant is not then in default of its obligations under the Lease, unless the same is cured within the applicable cure period, if any, Tenant shall not be required to pay Annual Rent with respect to the Expansion Premises until that date which is three (3) months after the Effective Date (the “Expansion Rent Commencement Date”). Notwithstanding the foregoing, in the event of a default by Tenant before the Expansion Rent Commencement Date, which continues after notice and the expiration of the applicable cure period, if any, Tenant shall be responsible for payment of all Annual Rent, including Annual Rent for the Expansion Premises, with respect to the period commencing with the Expansion Date.

5.     Provided that Tenant has not assigned this Lease other than to an Affiliate or sublet more than 25% of the Premises other than to an Affiliate, and that no event of default or condition which with the giving of notice or the passage of time, or both, would constitute an event of default then exists, unless the same is cured within the applicable cure period, if any, and subject to prior rights of expansion, refusal or other rights to occupy space on the sixth (6th) floor of the Building held by any existing Tenant, Landlord shall provide notice to Tenant (“Landlord’s Notice”), if any space on the sixth (6th) floor of the Building, which becomes available for lease after the date hereof (“Available Space”), specifying in reasonable detail the Available Space. If Tenant notifies Landlord in writing within twenty (20) days after Landlord’s Notice that it wishes to relocate the Expansion Premises to the Available Space, Tenant shall within the later of (a) thirty (30) days after Landlord’s Notice  and (b) twenty (20) days after Landlord’s delivery of a draft amendment to the Lease (the “Execution Deadline”), execute an amendment to the Lease, under which Tenant shall lease such space As Is, Where Is, with all faults and without representation, warranty or guaranty of any kind by Landlord to Tenant upon the same rent per square foot of Rentable Floor Area as set forth herein for the Expansion Premises and otherwise upon the same provisions hereof applicable to the Expansion Premises, other than the provisions hereof regarding Landlord’s Work (the “New Lease Amendment”). If Tenant does not notify Landlord in writing within said twenty (20) days after Landlord’s Notice that it elects to rent such space upon the terms set forth in Landlord’s Notice, Landlord shall thereafter be free to lease such space or any other space on the sixth (6th) floor of the Building to any party on whatever terms Landlord may negotiate with such other party. If Tenant does so notify Landlord but fails to execute the New Lease Amendment by the Execution Deadline, such failure shall constitute a default by Tenant under the Lease and Landlord shall thereafter be free to lease such space or any other space on the sixth (6th) floor of the Building to any party on whatever terms Landlord may negotiate with such other party. If Tenant so notifies Landlord in writing within said twenty (20) days after Landlord’s

Notice, and executes the New Lease Amendment by the Execution Deadline, then the Expansion Premises shall be removed from the Premises and all of Tenant’s personal property removed therefrom, and the Available Space shall be added to the Premises on that date which is sixty (60) days after Landlord’s Notice, unless otherwise agreed by the parties in the New Lease Amendment. If Tenant fails to vacate the Expansion Premises and remove all of Tenant’s personal property within ten (10) days after such date, such failure shall be treated as a holdover with respect to the Expansion Premises in accordance with the provisions of Section 6.1.16 of the Lease.

Provided that Tenant has not assigned this Lease other than to an Affiliate or sublet more than 25% of the Premises other than to an Affiliate, and that no event of default or condition which with the giving of notice or the passage of time, or both, would constitute an event of default then exists, unless the same is cured within the applicable cure period, if any, in addition to the foregoing right and option, if the space (the “HBSS Space”) on the sixth (6th) floor currently occupied by Harris, Bertall Sullivan & Smith L.L.C. (“HBSS”) is made available by HBSS for sublease, and if Landlord does not elect to recapture the HBSS Space in accordance with its lease with HBSS, then Tenant shall have the right to enter into a sublease with HBSS for the HBSS Space, provided that HBSS agrees to sublease the HBSS Space to Tenant. In the event that HBSS and Tenant agree to a sublease of the HBSS Space and Tenant occupies the HBSS Space in accordance therewith, then, unless Tenant has already relocated from the Expansion Premises pursuant to Section 4 of this Amendment, the Expansion Premises shall be removed from the Premises and all of Tenant’s personal property removed therefrom no later than the later of (i) ten (10) days after the date on which the term of such sublease commences and Tenant occupies the HBSS Space and (ii) thirty (30) days after notice from Tenant to Landlord notifying Landlord that Tenant has entered into a sublease with HBSS for the HBSS Space and the date on which the term of such sublease will commence, together with an amount equal to the Sublease Fee. For purposes hereof, the Sublease Fee shall be equal to the product of  $216,651.00 (which amount represents the sum of the Expansion Allowance, the value of free rent, the Broker’s commissions, and attorneys’ fees and expenses) and a fraction, the numerator of which is the number of months remaining in the Term as set forth in Sectioon 1.1 of the Lease and the denominator of which is 24. If Tenant fails to vacate the Expansion Premises and remove all of Tenant’s personal property on such date, such failure shall be treated as a holdover with respect to the Expansion Premises in accordance with the provisions of Section 6.1.16 of the Lease.

6.     Tenant and Landlord represent and warrant to each other that each has dealt with no brokers other than Jones Lang LaSalle Americas, Inc. and Cushman & Wakefield (together, the “Brokers”). Tenant and Landlord agree to defend, indemnify and hold the other harmless from and against any and all costs, expenses or liability for any compensation, commissions or charges claimed by a broker or agent with which such party has had any dealings, other than the Brokers, with respect to this First Amendment to Lease. Landlord will pay the commissions owing to the Brokers and agrees to defend, indemnify and hold Tenant harmless from and against commissions claimed by the Brokers with respect to this First Amendment to Lease.

7.     (a)   Tenant acknowledges that it has been advised that an affiliate of the Landlord is a collective investment fund (the “Fund”) which holds the assets of one or more employee benefit plans or retirement arrangements which are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each a “Plan”), and with respect to which JPMorgan Chase Bank, N.A. (“JPMCB”) is the Trustee and that, as a result, Landlord may be prohibited by law from engaging in certain transactions.

(b)   Landlord hereby represents and warrants to Tenant that, as of the date hereof, the only Plans whose assets are invested in the Fund which, together with the interests of any other Plans maintained by the same employer or employee organization, represent a collective interest in the Fund in excess of ten percent (10%) of the total interests in the Fund (each, a “10% Plan”) are referenced on Exhibit A (collectively, the “Existing 10% Plans”) hereto.

(c)   Tenant represents and warrants that as of the date hereof, and at all times while it is a Tenant under this Lease, one of the following statements is, and will continue to be, true:  (1) Tenant is not a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) (each a “Party in Interest”) with respect to the Existing 10% Plans or, (2) if Tenant is a Party in Interest, that:

(i)    neither Tenant nor its “affiliate” (as defined in Section V(c) of PTCE 84-14, “Affiliate”) has, or during the immediately preceding one (1) year has, exercised the authority to either:  (i) appoint or terminate JPMCB as the qualified professional asset manager (as defined in Section V(a) of PTCE 84-14, “QPAM”) of any of the assets of the Existing 10% Plan with respect to which Tenant or its Affiliate is a Party in Interest; or (ii) negotiate the terms of the management agreement with JPMCB, including renewals or modifications thereof, on behalf of the Existing 10% Plan; and

(ii)   neither Tenant nor any entity controlling, or controlled by, Tenant owns a five percent (5%) or more interest (within the meaning of PTCE 84-14, “5% Interest”) in J.P. Morgan Chase & Co.

(d)   If Landlord or the Fund notifies Tenant in writing that a Plan other than the Existing 10% Plan may become a 10% Plan, Tenant will, within 10 days of such notification, inform the Fund in writing as to whether it can make the representations in clause (i) or (ii) of subsection (c) of this Section with respect to such prospective 10% Plan. Thereafter, if based on such representations made by Tenant such Plan becomes a 10% Plan, Tenant represents and warrants that, at all times during the period Tenant is a tenant under the Lease, the statements set forth in clause (i) or (ii) of subsection (c) will be true with respect to such 10% Plan.

(e)   In the event that Tenant becomes aware that any statement in subsection (c) is no longer true with respect to a 10% Plan, Tenant will immediately notify Landlord, and Tenant will cooperate with Landlord and/or the Fund in its efforts to take whatever action is necessary under ERISA to rectify the situation.

8.     Except as otherwise expressly provided in this First Amendment to Lease, all of the terms, conditions and provisions of the Lease remain unaltered and in full force and effect and are hereby ratified and confirmed. Time is of the essence of the provisions hereof. This First Amendment to Lease together with the original Lease shall be read and construed as one document. Notwithstanding the foregoing, if an event of default by Tenant, or condition which with the giving of notice or the passage of time, or both, would constitute an event of default, exists on the Expansion Date, this First Amendment to Lease shall, at the option of Landlord exercised by written notice to Tenant, be null and void and of no further force and effect.

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EXECUTED as a sealed instrument on the date and year first written above.

LANDLORD:
CAMBRIDGEPARK 125 REALTY CORPORATION
By:	Canary Garrett
Name: Canary Garrett
Title: Vice President
TENANT:
ADVANCED MAGNETICS, INC.
By:	Joseph L. Farmer
Name Joseph L. Farmer
Title: General Counsel & VP of Legal Affairs
Hereunto duly authorized

EXHIBIT A

Existing 10% Plans

1.                 General Motors Hourly - Rate Employees Pension Plan

2.                 General Motors Retirement Program for Salaried Employees

EXHIBIT B-1

Plan of Expansion Premises

[Graphic Depiction of Premises Floor Plan]

EXHIBIT C

Plan of Landlord’s Work

[Summary of Landlord’s Work]